UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   August 22, 2005

AEP INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-14450	22-1916107
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

125 Phillips Avenue, South Hackensack, New Jersey		07606
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code    (201) 641-6600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02                                             Non-Reliance on Previously Issued Financial Statements.

On August 18, 2005, the Company discovered that in determining the impairment to the assets of the discontinued Pacific operations at April 30, 2005, it had incorrectly included in its determination of fair value approximately $22.9 million of cash which had been advanced to the Company by the buyer of the Pacific operations against the trade receivables outstanding in the Pacific operations (which receivables would be retained by the Company, with collections on such receivables being required to be used to repay the cash advance).  The Company expects to increase the pre-tax loss from discontinued operations that was taken with respect to the sale of the Pacific operations (as reported in the Company’s financial statements for the three and six months ended April 30, 2005 and, more specifically, in the discontinued operations section of its Consolidated Statements of Operations).  An amended Form 10-Q for the quarterly period ended April 30, 2005 reflecting such increase in the pre-tax loss from discontinued operations and any other adjustments relating to the sale of the Pacific operations will be prepared and filed as soon as possible.   As a result, investors should not rely on the Company’s previously issued Form 10-Q for the quarterly period ended April 30, 2005.  Our independent registered public accounting firm, KPMG LLP, has been notified and has had a discussion with the audit committee chairperson.

Item 9.01                                             Financial Statements and Exhibits.

(a)                                  Exhibits- none

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEP INDUSTRIES INC.
(Registrant)

Date August 22, 2005

By:	/s/ Lawrence R. Noll
Lawrence R. Noll
Vice President, Controller and Secretary